UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 05/20/2014

Knoll, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-12907

Delaware	13-3873847
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.   Entry into a Material Definitive Agreement

On May 20, 2014, Knoll, Inc. (the “Company”) completed an amendment to its existing credit facility, dated February 3, 2012  (the “Existing Credit Agreement”), whereby the Existing Credit Agreement was amended and restated in its entirety by that certain Second Amended and Restated Credit Agreement, dated as of May 20, 2014, among the Company, certain of the domestic subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Sole Bookrunner, and the other lenders party thereto (the “Amended Credit Agreement”).

The Amended Credit Agreement provides for a $500 million credit facility that matures in five years, consisting of a revolving commitment in the amount of $300 million and a term loan commitment in the amount of $200 million.  The Amended Credit Agreement also includes an option to increase the size of the revolving credit facility or incur incremental term loans by up to an additional $200 million, subject to the satisfaction of certain terms and conditions.  As of May 20, 2014 (the closing of the transaction), there was approximately $127 million outstanding under the revolving credit facility and $200 million outstanding under the term loan.  Borrowings under the revolving credit facility may be repaid at any time, but no later than the maturity date on May 20, 2019.  The Company retains the right to terminate or reduce the size of the revolving credit facility at any time.  Borrowings under the term loan facility amortize in equal quarterly installments of $2,500,000, with the remaining borrowings due on the maturity date.

Interest on revolving credit and term loans will accrue, at the Company’s election, at (i) the Eurocurrency Rate (as defined in the Amended Credit Agreement), plus additional percentage points based on the Company’s leverage ratio or (ii) the Base Rate (a rate based on the higher of (a) the prime rate announced from time-to-time by Bank of America, N.A., (b) the Federal Reserve System’s federal funds rate, plus .50% or (c) the Eurocurrency Rate plus 1.00%; Base Rate is defined in detail in the Amended Credit Agreement), plus additional percentage points based on the Company’s leverage ratio.

The Amended Credit Agreement requires the Company to comply with various affirmative and negative covenants, including without limitation (i) covenants to maintain a minimum specified interest coverage ratio and maximum specified net leverage ratio, and (ii) covenants that prevent or restrict the Company’s ability to pay dividends, engage in certain mergers or acquisitions, make certain investments or loans, incur future indebtedness, engage in sale-leaseback transactions, alter its capital structure or line of business, prepay subordinated indebtedness, engage in certain transactions with affiliates and sell stock or assets.

Repayments under the Amended Credit Agreement can be accelerated by the lenders upon the occurrence of certain events of default, including, without limitation, a failure to pay any principal, interest or other amounts in respect of loans when due, breach by the Company (or its subsidiaries) of any of the covenants or representations contained in the Amended Credit Agreement or related loan documents, failure of the Company (or its material subsidiaries) to pay any amounts owed with respect to other significant indebtedness of the Company or such subsidiary, or a bankruptcy event with respect to the Company or any of its material subsidiaries.

The indebtedness incurred under the Amended Credit Agreement is secured by substantially all of the Company’s tangible and intangible assets, including, without limitation, the Company’s intellectual property. The Company’s direct and indirect wholly-owned domestic subsidiaries, Knoll Overseas, Inc., Spinneybeck Enterprises, Inc., Edelman Leather, LLC, Holly Hunt Enterprises, Inc., HHM2, LLC, Richard Schultz Design, LLC and Knoll Middle East, LLC, have also guaranteed the Company’s obligations under the Amended Credit Agreement and pledged substantially all of their tangible and intangible assets as security for their obligations under such guarantee.  As additional security for the indebtedness incurred under the Amended Credit Agreement, the Company, Knoll Overseas, Inc., Spinneybeck Enterprises, Inc., Holly Hunt Enterprises, Inc. and Edelman Leather, LLC have pledged the equity of certain of their U.S. subsidiaries and a portion of the equity of certain of their first-tier international subsidiaries, as applicable.

The above summary of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

The Company’s Chief Executive Officer, Andrew B. Cogan, and Chief Financial Officer, Craig B. Spray, will meet with certain stockholders and investors during the second quarter of 2014. The materials used in connection with these meetings will be posted on Knoll’s website at www.knoll.com under the heading “Second Quarter 2014 Investor Presentation”.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1  Second Amended and Restated Credit Agreement, dated as of May 20, 2014, among Knoll, Inc., certain of the domestic subsidiaries of Knoll, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other lenders party thereto (including the Schedules and Exhibits thereto).

99.1  Press Release, dated May 20, 2014.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: May 21, 2014

	By:	/s/ Michael A. Pollner
Michael A. Pollner
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

EX-10.1

Second Amended and Restated Credit Agreement, dated as of May 20, 2014, among Knoll, Inc., certain of the domestic subsidiaries of Knoll, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other lenders party thereto (including the Schedules and Exhibits thereto).

99.1	Press Release, dated May 20, 2014.